EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

Following is a list of the subsidiaries of the Company:

Jurisdiction of
Name of Subsidiary	Incorporation
Emulex Corporate Services Corporation	California
Emulex Corporation	California
Emulex Design & Manufacturing Corporation	Delaware
Hyland Enterprise Development, Inc.	California
Arcxel Technolgies, Inc.	California
Emulex Caribe, Inc. (in process of liquidation)	Delaware
Emulex Europe Limited (inactive)	United Kingdom
InterConnections, Inc. (inactive)	Washington

EXHIBIT 21